Exhibit 99.1

MGM RESORTS INTERNATIONAL REPORTS STRONG FIRST QUARTER

FINANCIAL AND OPERATING RESULTS

Increases Wholly Owned Domestic Resorts Net Revenue and Adjusted Property EBITDA by 3% and 24%

Successfully Completes Largest IPO in 2016 Year-to-Date with MGM Growth Properties

Strengthens Financial Position with the Receipt of $1.6 Billion Cash from the MGM Growth Properties IPO and a Special Distribution from the Sale of The Shops at Crystals

Las Vegas, Nevada, May 5, 2016 — MGM Resorts International (NYSE: MGM) (“MGM Resorts” or the “Company”) today reported financial results for the quarter ended March 31, 2016.

Key achievements include:

•	Wholly owned domestic resorts Adjusted Property EBITDA increased by 24%;
•	Highest margins since 2007 for Adjusted Property EBITDA at wholly owned domestic resorts;
•	Las Vegas Strip REVPAR increased by 8%;
•	Profit Growth Plan contributed approximately $54 million of Adjusted Property EBITDA growth at wholly owned domestic resorts;
•	MGM Growth Properties (“MGP”) completed its $1.2 billion initial public offering, successfully highlighting the significant value in the Company’s premier real estate assets;
•	CityCenter sold The Shops at Crystals for $1.1 billion, resulting in a $540 million distribution to MGM Resorts; and
•	Completed the opening of The Park, an outdoor pedestrian area with dining and entertainment, and the T-Mobile Arena, a 20,000-seat theater venue, both on the Las Vegas Strip.

“MGM Resorts delivered an exceptional quarter, generating strong financial results while completing significant strategic achievements,” said Jim Murren, Chairman & CEO of MGM Resorts. “Our wholly owned domestic resorts reported the strongest Adjusted Property EBITDA since 2007, as well as an impressive 524 basis point increase in Adjusted Property EBITDA margins, demonstrating the strength of our operations and success of our Profit Growth Plan. Our recent landmark accomplishments, including the completion of MGP’s initial public offering and its concurrent debt financings, as well as the sale of CityCenter’s The Shops at Crystals, underscore our ability to deliver significant shareholder value and drive sustainable, long-term growth for our company.”

Key results for the first quarter of 2016 include:

•

Net revenue at the Company’s wholly owned domestic resorts increased 3% compared to the prior year quarter, or 4% excluding Circus Circus Reno, Railroad Pass, and the Company’s properties in Jean Nevada, which were sold during 2015;

•	Rooms revenue at wholly owned domestic resorts increased 7%, with an 8% increase in REVPAR(1) at the Company’s Las Vegas Strip resorts, compared to the prior year quarter;
•	The Company’s wholly owned domestic resorts earned Adjusted Property EBITDA(2) of $485 million, a 24% increase compared to the prior year quarter;
•	Wholly owned domestic resorts Adjusted Property EBITDA margin was 30%, a 524 basis point increase compared to the prior year quarter;
•	MGM China’s net revenue of $469 million and Adjusted EBITDA of $114 million, a decrease of 26% and 23%, respectively, compared to the prior year quarter; and
•	CityCenter Adjusted EBITDA related to resort operations of $92 million, a 30% increase compared to the prior year quarter.

First Quarter Consolidated Results

Diluted earnings per share for the first quarter of 2016 was $0.12, compared to diluted earnings per share of $0.33 in the prior year quarter. Current quarter net income was impacted by an increase in the effective tax rate from a benefit of 36% in the prior year quarter to a provision of 19% in the current year quarter primarily as a result of a decrease in the amount of foreign tax credits that we expect to benefit in 2016. The prior year quarter benefited from a $0.09 per share gain related to CityCenter’s final resolution of its construction litigation and remaining settlements.

The following table lists certain other items that affect the comparability of the current and prior year quarterly results (approximate EPS impact shown, net of tax, per share; negative amounts represent charges to income):

Three months ended March 31,	2016	2015
Preopening and start-up expenses	$(0.02)	$(0.02)
Property transactions, net	(0.01)	—
Income (loss) from unconsolidated affiliates:
Harmon-related property transactions, net	—	0.09
Crystals-related property transactions, net	(0.01)	—

Wholly Owned Domestic Resorts

Casino revenue related to wholly owned domestic resorts increased 4%, excluding the operations sold during 2015, compared to the prior year quarter, due primarily to an increase in table games revenue. Table games hold percentage in the first quarter of 2016 was 22.4% compared to 20.1% in the prior year quarter, while table games volume decreased 6% compared to the prior year quarter. Slots revenue increased 2%, excluding the operations sold during 2015, compared to the prior year quarter.

Rooms revenue increased 7%, with an increase in Las Vegas Strip REVPAR of 8%. The following table shows key hotel statistics for the Company’s Las Vegas Strip resorts:

Three months ended March 31,	2016	2015
Occupancy %	91%	90%
Average Daily Rate (ADR)	$162	$152
Revenue per Available Room (REVPAR)	$147	$136

Wholly owned domestic resorts Adjusted Property EBITDA was $485 million in the first quarter of 2016, a 24% increase compared to the prior year quarter, and was positively affected by approximately $54 million of incremental Adjusted Property EBITDA as a result of the Company’s Profit Growth Plan initiatives. Operating income for the Company’s wholly owned domestic resorts increased 33% for the first quarter of 2016 compared to the prior year quarter.

Corporate Expense

Corporate expense was $71 million, an increase of $21 million compared to the prior year quarter. The current year quarter included $7 million of costs incurred to implement initiatives related to the Profit Growth Plan and $7 million of costs incurred in connection with the MGM Growth Properties transactions.

MGM China

Key first quarter results for MGM China include:

•	Net revenue of $469 million, a 26% decrease compared to the prior year quarter;
•	Main floor table games revenue decreased 8% compared to the prior year quarter;
•

VIP table games revenue decreased 41% due to a decrease in turnover of 34% compared to the prior year quarter, and hold percentage decreased to 3.0% in the current year quarter, compared to 3.3% in the prior year quarter;

•	Adjusted EBITDA of $114 million, a 23% decrease compared to the prior year quarter, including $8 million of license fee expense in the current year quarter and $11 million in the prior year quarter;
•	Adjusted EBITDA margin increased by 77 basis points compared to the prior year quarter to 24% as a result of an increase in main floor table games mix and continuous efforts to reduce costs; and
•	Operating income of $47 million, compared to operating income of $72 million in the prior year quarter.

Unconsolidated Affiliates

The following table summarizes information related to the Company’s share of income (loss) from unconsolidated affiliates:

Three months ended March 31,	2016	2015
	(In thousands)
CityCenter	$(9,149)	$101,601
Borgata	19,550	11,983
Other	4,301	3,797

	$14,702	$117,381

On April 14, 2016, CityCenter Holdings, LLC (“CityCenter”) closed the sale of The Shops at Crystals (“Crystals”) for approximately $1.1 billion. CityCenter previously announced a $1.08 billion distribution consisting of a $990 million special distribution in connection with the sale and a $90 million distribution as part of its annual distribution policy. On May 4, 2016, the Company received $540 million, its 50% share of the distributions.

CityCenter’s results for the first quarter of 2016 included $61 million of accelerated depreciation associated with the April 2016 closure of the Zarkana theatre, and an $18 million charge related to obligations in connection with the sale of Crystals. Results for the first quarter of 2015 included a $160 million gain related to the final resolution of its construction litigation and remaining settlements. Excluding the impact of these items, the Company’s income from unconsolidated affiliates related to CityCenter was $31 million for the first quarter of 2016, compared to $22 million in the prior year quarter.

Results for CityCenter for the first quarter of 2016 include the following (see schedules accompanying this release for further detail on CityCenter’s first quarter results):

•	Net revenue from resort operations of $302 million, a 6% increase compared to the prior year quarter;
•

Adjusted EBITDA from resort operations of $92 million, an increase of 30% compared to the prior year quarter; this was positively affected by approximately $10 million of incremental Adjusted EBITDA attributable to Profit Growth Plan initiatives;

•	Adjusted EBITDA at Aria of $81 million increased by 33% compared to the prior year quarter;
•	Aria’s table games volume increased 5% and table games hold percentage was 23.8%, compared to 24.3% in the prior year quarter;
•	Record REVPAR at Aria of $230, a 5% increase compared to the prior year quarter; and
•	Record REVPAR at Vdara of $190, a 10% increase compared to the prior year quarter, and a 16% increase in Adjusted EBITDA compared to the prior year quarter.

CityCenter reported an operating loss of $27 million, including $61 million of accelerated depreciation as discussed above, for the first quarter of 2016, compared to operating income of $176 million in the prior year quarter, as a result of the factors described above.

The Company’s income from unconsolidated affiliates related to Borgata for the first quarter of 2016 increased 63%, compared to the prior year quarter, due to higher casino revenue as well as lower property tax expense due to the application of credits from a prior tax court judgment to Borgata’s first quarter property tax payment.

MGM Growth Properties

“This was an exciting quarter for MGM Resorts, in part because of the successful initial public offering of MGM Growth Properties,” said Mr. Murren. “Not only did the offering price at the top of the price range, it was the largest IPO in 2016 to-date. Importantly, this transaction provided MGM Resorts’ shareholders with numerous strategic and financial benefits, including enhancements to our balance sheet.”

On April 25, 2016, MGP, a subsidiary of the Company, completed its initial public offering of 57,500,000 Class A shares (inclusive of the full exercise by the underwriters of their option to purchase 7,500,000 Class A shares) at a price to the public of $21.00 per share (the “IPO”) for proceeds of approximately $1.1 billion, after deducting underwriting discounts and offering expenses. The proceeds of the IPO were used by MGP to purchase operating partnership units in the operating partnership that holds the real estate associated with Mandalay Bay, The Mirage, New York-New York, Luxor, Monte Carlo, Excalibur, The Park, MGM Grand Detroit, Beau Rivage and Gold Strike Tunica. A subsidiary of MGP is the general partner of the operating partnership.

The Company will continue to hold a controlling interest in MGP through its ownership of MGP’s Class B share. In addition, certain of the Company’s subsidiaries will directly hold a majority economic interest in, and will participate in distributions made by, the operating partnership, through their ownership of approximately 73% of the partnership units of the operating partnership.

In connection with the transactions described above, the operating partnership assumed approximately $4 billion of bridge facility indebtedness from the Company, which was repaid by the operating partnership with the proceeds of the IPO and concurrent bank and bond debt financing transactions.

Financial Position

The Company’s cash balance at March 31, 2016 was $1.7 billion, which included $595 million at MGM China. At March 31, 2016, the Company had $2.7 billion of borrowings outstanding under its $3.9 billion senior secured credit facility, $1.6 billion outstanding under the MGM China credit facility and $250 million outstanding under the MGM National Harbor credit facility.

In connection with the MGP IPO and related transactions, the Company entered into an amended and restated senior secured facility comprised of a $1.25 billion revolving facility and a $250 million term loan A facility. After giving effect to the repayment of its 6.875% senior notes at maturity in April 2016, the pending redemption of the Company’s 10% senior notes due 2016 and its 7.5% senior notes due 2016, and the amendment and restatement of the senior secured credit facility, the Company had approximately $12.3 billion principal amount of indebtedness outstanding, including $250 million outstanding under its senior secured credit facility, $250 million outstanding under the MGM National Harbor facility, $3.2 billion of indebtedness at MGP, and $1.6 billion at MGM China.

“We continue to make significant progress in improving our balance sheet through our strong performance in the first quarter and the continued execution of our strategic plan,” said Dan D’Arrigo, Executive Vice President, CFO and Treasurer of MGM Resorts International. “We remain committed to strengthening our financial flexibility, as highlighted by Moody’s in its recent two-notch upgrade of MGM Resorts International’s corporate family rating, bringing us closer to our goal of returning to investment grade.”

Conference Call Details

MGM Resorts will host a conference call at 11:00 a.m. Eastern Time today which will include a brief discussion of these results followed by a question and answer period. The call will be accessible via the Internet through www.mgmresorts.com under the Investors section or by calling 1-888-317-6003 for domestic callers and 1-412-317-6061 for international callers. The conference call access code is 6743176. A replay of the call will be available through Friday, May 13, 2016. The replay may be accessed by dialing 1-877-344-7529 or 1-412-317-0088. The replay access code is 10085058. The call will be archived at www.mgmresorts.com. In addition, MGM Resorts will post supplemental slides today on its website at www.mgmresorts.investorroom.com for reference during its May 5, 2016 earnings call.

1             REVPAR is hotel revenue per available room.

2             “Adjusted EBITDA” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, goodwill impairment charges and property transactions, net. “Adjusted Property EBITDA” is Adjusted EBITDA before corporate expense and stock compensation expense related to the MGM Resorts stock option plan, which is not allocated to each property. MGM China recognizes stock compensation expense related to its stock compensation plan which is included in the calculation of Adjusted EBITDA for MGM China. Adjusted EBITDA information is presented solely as a supplemental disclosure to reported GAAP measures because management believes these measures are 1) widely used measures of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies.

Management believes that while items excluded from Adjusted EBITDA and Adjusted Property EBITDA may be recurring in nature and should not be disregarded in evaluation of the Company’s earnings performance, it is useful to exclude such items when analyzing current results and trends compared to other periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods being presented. Also, management believes excluded items may not relate specifically to current operating trends or be indicative of future results. For example, preopening and start-up expenses will be significantly different in periods when the Company is developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within the Company’s resorts, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period.

In addition, capital allocation, tax planning, financing and stock compensation awards are all managed at the corporate level. Therefore, management uses Adjusted Property EBITDA as the primary measure of the Company’s operating resorts’ performance.

Reconciliations of GAAP net income (loss) to Adjusted EBITDA and GAAP operating income (loss) to Adjusted Property EBITDA are included in the financial schedules in this release.

*        *        *

About MGM Resorts International

MGM Resorts International (NYSE: MGM) is one of the world’s leading global hospitality companies, operating a portfolio of destination resort brands including Bellagio, MGM Grand, Mandalay Bay and The Mirage. The Company is in the process of developing MGM National Harbor in Maryland and MGM Springfield in Massachusetts. MGM Resorts controls, and holds a 73 percent economic interest in the operating partnership of MGM Growth Properties LLC (NYSE: MGP), a premier triple-net lease real estate investment trust engaged in the acquisition, ownership and leasing of large-scale destination entertainment and leisure resorts. The Company also owns 51 percent of MGM China Holdings Limited (HK:2282), which owns the MGM Macau resort and casino and is developing a gaming resort in Cotai, and 50 percent of CityCenter in Las Vegas, which features ARIA Resort & Casino. MGM Resorts is a FORTUNE Magazine World’s Most Admired Company. For more information about MGM Resorts International, visit the Company’s website at www.mgmresorts.com.

Statements in this release that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and/or uncertainties, including those described in the Company’s public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the Company’s ability to generate future cash flow growth and to execute on future development and other projects, such as the Profit Growth Plan, the expected results of the Profit Growth Plan, the realization of any benefits from the MGP transactions and the Company’s ability to execute its strategic plan and improve its financial flexibility. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

MGM RESORTS CONTACTS:
Investment Community	News Media
CATHERINE PARK	CLARK DUMONT
Executive Director of Investor Relations	Senior Vice President of Corporate Communications
(702) 693-8711	(702) 692-6888 or cdumont@mgmresorts.com

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2016	March 31, 2015
Revenues:
Casino	$1,134,356	$1,278,502
Rooms	489,486	459,425
Food and beverage	377,105	384,101
Entertainment	118,326	125,968
Retail	45,473	45,037
Other	117,525	126,550
Reimbursed costs	101,049	101,060

	2,383,320	2,520,643
Less: Promotional allowances	(173,634)	(188,399)

	2,209,686	2,332,244

Expenses:
Casino	640,569	782,808
Rooms	144,742	141,313
Food and beverage	221,296	221,521
Entertainment	92,288	96,999
Retail	22,001	24,096
Other	79,768	84,323
Reimbursed costs	101,049	101,060
General and administrative	308,543	328,173
Corporate expense	71,248	50,356
Preopening and start-up expenses	21,960	15,871
Property transactions, net	5,131	1,589
Depreciation and amortization	199,839	206,412

	1,908,434	2,054,521

Income from unconsolidated affiliates	14,702	117,381

Operating income	315,954	395,104

Non-operating income (expense):
Interest expense, net of amounts capitalized	(184,669)	(216,262)
Non-operating items from unconsolidated affiliates	(18,212)	(19,011)
Other, net	(565)	(3,490)

	(203,446)	(238,763)

Income before income taxes	112,508	156,341
Benefit (provision) for income taxes	(21,310)	56,305

Net income	91,198	212,646
Less: Net income attributable to noncontrolling interests	(24,399)	(42,796)

Net income attributable to MGM Resorts International	$66,799	$169,850

Per share of common stock:
Basic:
Net income attributable to MGM Resorts International	$0.12	$0.35

Weighted average shares outstanding	565,056	491,422

Diluted:
Net income attributable to MGM Resorts International	$0.12	$0.33

Weighted average shares outstanding	569,455	575,312

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$1,664,905	$1,670,312
Accounts receivable, net	452,751	480,559
Inventories	97,584	104,200
Income tax receivable	9,148	15,993
Prepaid expenses and other	177,256	137,685

Total current assets	2,401,644	2,408,749

Property and equipment, net	15,692,731	15,371,795

Other assets:
Investments in and advances to unconsolidated affiliates	1,478,501	1,491,497
Goodwill	1,429,547	1,430,767
Other intangible assets, net	4,116,904	4,164,781
Other long-term assets, net	377,963	347,589

Total other assets	7,402,915	7,434,634

	$25,497,290	$25,215,178

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$183,777	$182,031
Construction payable	285,479	250,120
Current portion of long-term debt	242,900	328,442
Accrued interest on long-term debt	143,110	165,914
Other accrued liabilities	1,233,045	1,311,444

Total current liabilities	2,088,311	2,237,951

Deferred income taxes, net	2,687,946	2,680,576
Long-term debt	12,686,381	12,368,311
Other long-term obligations	163,392	157,663
Redeemable noncontrolling interest	6,250	6,250
Stockholders’ equity:
Common stock, $.01 par value: authorized 1,000,000,000 shares, issued and outstanding 565,144,008 and 564,838,893 shares	5,651	5,648
Capital in excess of par value	5,671,456	5,655,886
Accumulated deficit	(488,830)	(555,629)
Accumulated other comprehensive income	11,622	14,022

Total MGM Resorts International stockholders’ equity	5,199,899	5,119,927
Noncontrolling interests	2,665,111	2,644,500

Total stockholders’ equity	7,865,010	7,764,427

	$25,497,290	$25,215,178

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA - NET REVENUES

(In thousands)

(Unaudited)

	Three Months Ended
	March 31, 2016	March 31, 2015
Bellagio	$329,739	$301,936
MGM Grand Las Vegas	268,454	264,826
Mandalay Bay	230,181	226,935
The Mirage	144,595	142,505
Luxor	92,872	86,955
New York-New York	81,371	75,884
Excalibur	74,288	67,261
Monte Carlo	69,720	71,867
Circus Circus Las Vegas	56,957	51,384
MGM Grand Detroit	140,865	133,315
Beau Rivage	89,437	86,940
Gold Strike Tunica	40,744	39,835
Other resort operations(1)	—	28,252

Wholly owned domestic resorts	1,619,223	1,577,895

MGM China	469,029	630,087
Management and other operations	121,434	124,262

	$2,209,686	$2,332,244

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA - ADJUSTED PROPERTY EBITDA

(In thousands)

(Unaudited)

	Three Months Ended
	March 31, 2016	March 31, 2015
Bellagio	$116,651	$89,167
MGM Grand Las Vegas	80,894	65,206
Mandalay Bay	58,122	53,988
The Mirage	38,330	30,520
Luxor	25,391	17,299
New York-New York	30,903	24,593
Excalibur	23,877	16,542
Monte Carlo	21,300	20,056
Circus Circus Las Vegas	13,293	7,833
MGM Grand Detroit	40,042	33,612
Beau Rivage	22,799	18,390
Gold Strike Tunica	13,329	11,550
Other resort operations(1)	—	1,123

Wholly owned domestic resorts	484,931	389,879

MGM China	114,123	148,456
Unconsolidated resorts(2)	14,702	117,381
Management and other operations	4,115	16,317

	$617,871	$672,033

(1)	Sold in 2015.
(2)	Represents the Company’s share of operating income (loss), adjusted for the effect of certain basis differences.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

Three Months Ended March 31, 2016

	Operating income (loss)	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Bellagio	$94,168	$—	$1	$22,482	$116,651
MGM Grand Las Vegas	62,262	—	763	17,869	80,894
Mandalay Bay	34,855	14	874	22,379	58,122
The Mirage	27,994	—	—	10,336	38,330
Luxor	15,885	—	287	9,219	25,391
New York-New York	25,487	—	3	5,413	30,903
Excalibur	16,969	—	2,766	4,142	23,877
Monte Carlo	16,777	—	91	4,432	21,300
Circus Circus Las Vegas	9,089	—	134	4,070	13,293
MGM Grand Detroit	34,031	—	—	6,011	40,042
Beau Rivage	16,190	—	10	6,599	22,799
Gold Strike Tunica	10,831	—	97	2,401	13,329
Other resort operations(1)	—	—	—	—	—

Wholly owned domestic resorts	364,538	14	5,026	115,353	484,931

MGM China	47,452	5,908	(10)	60,773	114,123
Unconsolidated resorts	12,420	2,282	—	—	14,702
Management and other operations	1,064	1,150	—	1,901	4,115

	425,474	9,354	5,016	178,027	617,871

Stock compensation	(9,869)	—	—	—	(9,869)
Corporate	(99,651)	12,606	115	21,812	(65,118)

	$315,954	$21,960	$5,131	$199,839	$542,884

Three Months Ended March 31, 2015

	Operating income (loss)	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Bellagio	$66,337	$—	$197	$22,633	$89,167
MGM Grand Las Vegas	46,726	—	(10)	18,490	65,206
Mandalay Bay	35,321	—	259	18,408	53,988
The Mirage	17,874	54	(1)	12,593	30,520
Luxor	7,762	(1)	50	9,488	17,299
New York-New York	19,672	(307)	264	4,964	24,593
Excalibur	12,909	—	(19)	3,652	16,542
Monte Carlo	14,314	—	517	5,225	20,056
Circus Circus Las Vegas	3,802	231	—	3,800	7,833
MGM Grand Detroit	27,739	—	—	5,873	33,612
Beau Rivage	11,859	—	—	6,531	18,390
Gold Strike Tunica	8,622	—	—	2,928	11,550
Other resort operations	893	—	—	230	1,123

Wholly owned domestic resorts	273,830	(23)	1,257	114,815	389,879

MGM China	72,366	3,071	332	72,687	148,456
Unconsolidated resorts	116,708	673	—	—	117,381
Management and other operations	14,114	267	—	1,936	16,317

	477,018	3,988	1,589	189,438	672,033

Stock compensation	(7,579)	—	—	—	(7,579)
Corporate	(74,335)	11,883	—	16,974	(45,478)

	$395,104	$15,871	$1,589	$206,412	$618,976

(1)	Sold in 2015.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME ATTRIBUTABLE TO MGM RESORTS INTERNATIONAL

(In thousands)

(Unaudited)

	Three Months Ended
	March 31, 2016	March 31, 2015
Adjusted EBITDA	$542,884	$618,976
Preopening and start-up expenses	(21,960)	(15,871)
Property transactions, net	(5,131)	(1,589)
Depreciation and amortization	(199,839)	(206,412)

Operating income	315,954	395,104

Non-operating income (expense):
Interest expense, net of amounts capitalized	(184,669)	(216,262)
Other, net	(18,777)	(22,501)

	(203,446)	(238,763)

Income before income taxes	112,508	156,341
Benefit (provision) for income taxes	(21,310)	56,305

Net income	91,198	212,646
Less: Net income attributable to noncontrolling interests	(24,399)	(42,796)

Net income attributable to MGM Resorts International	$66,799	$169,850

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA - HOTEL STATISTICS - LAS VEGAS STRIP

(Unaudited)

	Three Months Ended
	March 31, 2016	March 31, 2015
Bellagio
Occupancy %	91.5%	88.2%
Average daily rate (ADR)	$281	$268
Revenue per available room (REVPAR)	$257	$236

MGM Grand Las Vegas
Occupancy %	91.2%	91.9%
ADR	$181	$171
REVPAR	$165	$157

Mandalay Bay
Occupancy %	90.4%	90.2%
ADR	$223	$210
REVPAR	$201	$189

The Mirage
Occupancy %	92.8%	90.0%
ADR	$180	$173
REVPAR	$167	$155

Luxor
Occupancy %	94.1%	92.2%
ADR	$110	$105
REVPAR	$104	$97

New York-New York
Occupancy %	96.8%	97.6%
ADR	$144	$134
REVPAR	$140	$131

Excalibur
Occupancy %	91.6%	89.9%
ADR	$96	$85
REVPAR	$88	$77

Monte Carlo
Occupancy %	96.0%	95.1%
ADR	$126	$122
REVPAR	$121	$116

Circus Circus Las Vegas
Occupancy %	78.9%	76.8%
ADR	$79	$69
REVPAR	$62	$53

CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - NET REVENUES

(In thousands)

(Unaudited)

	Three Months Ended
	March 31, 2016	March 31, 2015
Aria	$254,725	$240,150
Vdara	29,788	27,842
Mandarin Oriental	17,028	16,011

Resort operations	301,541	284,003
Residential and other operations	—	18,174

	$301,541	$302,177

CITYCENTER HOLDINGS, LLC

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS)

(In thousands)

(Unaudited)

	Three Months Ended
	March 31, 2016	March 31, 2015
Adjusted EBITDA	$91,015	$74,052
Property transactions, net	1,438	159,693
Depreciation and amortization	(119,596)	(57,938)

Operating income	(27,143)	175,807

Non-operating income (expense):
Interest expense - other	(17,192)	(18,034)
Other, net	(3,834)	(33)

	(21,026)	(18,067)

Net income (loss) from continuing operations	(48,169)	157,740

Discontinued operations Income from operations of discontinued component	(11,557)	5,861

Net income (loss)	$(59,726)	$163,601

CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - HOTEL STATISTICS

(Unaudited)

	Three Months Ended
	March 31, 2016	March 31, 2015
Aria
Occupancy %	90.4%	89.8%
ADR	$255	$244
REVPAR	$230	$219
Vdara
Occupancy %	91.0%	91.1%
ADR	$209	$190
REVPAR	$190	$174

CITYCENTER HOLDINGS, LLC

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

Three Months Ended March 31, 2016

	Operating income (loss)	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Aria	$(28,327)	$—	$109	$109,561	$81,343
Vdara	2,263	—	(336)	6,936	8,863
Mandarin Oriental	(1,238)	—	—	3,099	1,861

Resort operations	(27,302)	—	(227)	119,596	92,067
Residential, administration and other operations	159	—	(1,211)	—	(1,052)

	$(27,143)	$—	$(1,438)	$119,596	$91,015

Three Months Ended March 31, 2015

	Operating income (loss)	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Aria	$13,817	$—	$287	$47,243	$61,347
Vdara	(195)	—	—	7,835	7,640
Mandarin Oriental	(1,407)	—	—	3,040	1,633

Resort operations	12,215	—	287	58,118	70,620
Residential, administration and other operations	163,592	—	(159,980)	(180)	3,432

	$175,807	$—	$(159,693)	$57,938	$74,052